Exhibit 4(a)
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Astronics Corporation (the “Corporation”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) Common Stock; and (2) Class B Common Stock. The following description of the Corporation’s Common Stock and Class B Common Stock is a summary, does not purport to be complete and is subject to the provisions of the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), the Corporation’s by-laws, as amended (the “By-laws”) and the relevant provisions of the law of the State of New York.

Description of Capital Stock

Our authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share and 15,000,000 shares of Class B common stock, par value $.01 per share (“Class B Stock”).

The Common Stock and Class B Stock share equally in our earnings and are identical except with respect to rights on voting, dividends, transferability and convertibility. There are no redemption or sinking fund provisions applicable to the Common Stock or Class B Stock.

Voting Rights: Each share of Common Stock is entitled to one vote. Each share of Class B Stock is entitled to ten votes. The Common Stock and Class B Stock vote as a single class on all matters except the issuance of shares of Class B Stock or as required by law. Except in connection with share distributions, stock splits and stock dividends and anti-dilutive adjustments determined by the Board of Directors of the Corporation (the “Board”) for options, stock subscriptions and warrants outstanding on the date of record for the share distribution, stock split or stock dividend, the Corporation may not affect the issuance of any shares of Class B Stock unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class.

The By-laws, provide that all questions, the manner of deciding which is not specifically regulated by law, by the Certificate of Incorporation, or the By-Laws, are to be decided by vote of a majority of the shares present or represented at such meetings and voting on such questions. The By-laws also provide that directors of the Corporation are to be elected by a plurality of votes cast.

In addition, the Certificate of Incorporation and the By-laws provide that the affirmative vote of not less than 80% of the outstanding shares of the Corporation entitled to vote thereon is required: (a) to adopt any agreement for the merger or consolidation of the Corporation or any subsidiary with or into any other person, or the merger of any other person into the Corporation or any subsidiary, (b) to authorize any sale, lease, exchange, mortgage, pledge or disposition to any other person of all or substantially all of the property and assets of the Corporation or any subsidiary, or any part of such assets having a then fair market value of the total assets of the Corporation or such subsidiary, or (c) to authorize the issuance or transfer by the Corporation or any subsidiary of any voting securities of the Corporation in exchange for payment for the securities or property or assets (including cash) of any other person. The foregoing restrictions do not apply if prior to the consummation of the transaction, the Board approved the agreement pursuant to which the transaction would be consummated or if the Corporation or its subsidiary is, at the time the transaction is agreed to, the beneficial owner of a majority, by vote, of the voting interest in the other party to the transaction (collectively, the “Change in Control Voting Provision”).

Holders of the shares of Common Stock and Class B Stock do not have cumulative voting rights.

Dividends and Share Distributions: Holders of Common Stock and Class B Stock are entitled to receive dividends or other distributions in cash, stock or property of the Corporation as may be declared by the Board from time to time. In the case of cash dividends, no dividend may be paid on Class B Stock unless an equal or greater dividend is paid concurrently on Common Stock. Cash dividends may be paid on Common Stock in excess of dividends paid, or without paying dividends, on the Class B Stock. Common Stock and Class B Stock will be treated equally with respect to dividends payable in stock of the Corporation, including share distributions or stock splits or divisions of stock.

Transfer: Shares of Class B Stock may not be transferred as Class B Stock, except by gift, devise or bequest, by a transfer to the estate of a shareholder upon the death of such shareholder, or by a transfer of shares held in trust to the grantor of such trust or to any person to whom or for whose benefit the principal of such trust may be distributed. Any purported transfer of shares of Class B Stock, other than a transfer of the type described above, is null and void and of no effect and the purported transfer by a holder of Class B Stock will result in the immediate and automatic conversion of such shares of Class B Stock into shares of Common Stock on a one-for-one basis. Shares of Class B Stock must be registered in the name(s) of the beneficial owner(s) thereof and not in “street” or “nominee” names, except that certificates representing shares of Class B Stock issued as or in connection with a share distribution, stock split or stock dividend on the Corporation’s then outstanding Common Stock or Class B Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock or Class B Stock with respect to which the shares of Class B Stock are issued. Any shares of Class B Stock registered in “street” or “nominee” name may be transferred to the beneficial owner of such shares on the record date for such share distribution, stock split or stock dividend, upon proof satisfactory to the Corporation and the transfer agent that such person was in fact the beneficial owner of such shares on the record date for such share distribution, stock split or stock dividend.

Neither the Certificate of Incorporation nor the By-laws restrict the ability of a holder of Common Stock to transfer his, her or its shares of Common Stock.

Conversion: Each share of Class B Stock is convertible at the option of the holder at any time into Common Stock on a one-for-one basis. At any time when the Board and the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then all of the outstanding shares of Class B Stock shall be converted into shares of Common Stock. The holders of the shares of Common Stock are not entitled to any conversion rights.

Liquidation Rights: In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liability of the Corporation, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock and the holders of Class B Stock.

Preemptive Rights: Neither the holders of the shares of Common Stock nor the holders of the shares of Class B Stock are entitled to any preemptive rights other than the conversion rights applicable to the shares of Class B Stock described above.

No Assessment: The issued and outstanding shares of Common Stock and Class B Stock are fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions of the Certificate of Incorporation and the By-laws as well as the New York Business Corporation Law may have the effect of encouraging persons considering unsolicited tender offers or unilateral takeover proposals for us to negotiate with the Board and could thereby have an effect of delaying, deferring or preventing a change in control. These provisions include the Change in Control Voting Provision (as described above) and the following:

Authorized But Unissued Shares of Common Stock: The authorized but unissued shares of Common Stock could be issued by the Board without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction.

Advance Notice By-laws: Under the By-laws, written notice of any person to be nominated by any shareholder for election as a director must be received by our corporate secretary not less than 60 nor more than 90 days prior to the anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting), and with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the date on which notice of the special meeting was first mailed to the shareholders of the Corporation.

Special Meetings: Special meetings of the shareholders may be called only (i) by the Board or (ii) by the President on (1) the written request of two-thirds (2/3) of the directors then serving on the Board or (2) the written request of the holders of not less than 80% of the outstanding shares of each class of capital stock of the Corporation entitled to vote generally in the election of directors as of the date on which such request is actually received by the Corporation (the subclause (ii)(2) being the “Shareholder Special Meeting Provision”). Such written request must state the purpose or purposes of the proposed special meeting. No business, other than that specified in the notice of any special meeting, shall be transacted at a special meeting unless all shareholders entitled to notice thereof consent to the transaction of such additional business.

Amending the Change in Control Voting Provision or the Shareholder Special Meeting Provision: Under the Certificate of Incorporation, neither the Change in Control Voting Provision nor the Shareholder Special Meeting Provision may be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by an affirmative vote of holders of not less than 80% of the outstanding shares of the Corporation entitled to vote thereon. Under the By-laws, the shareholders of the Corporation may not alter, amend or repeal either the Change in Control Voting Provision or the Shareholder Special Meeting Provision as set forth in the By-laws in any respect unless such alteration, amendment or repeal is approved by an affirmative vote of holders of not less than 80% of the outstanding shares of the Corporation entitled to vote thereon.

Anti-Takeover Provisions under New York Law: The Corporation is subject to Section 912 of the New York Business Corporation Law. With specified exemptions, this statute prohibits a New York corporation listed on a national securities exchange from engaging in a business combination (as defined in Section

912(a)(5)) with an interested stockholder (generally, a person that, together with its affiliates and associates, owns 20 percent or more of the corporation's voting stock) for a period of five years after the date of the transaction in which the person became an interested stockholder.